The Tax-Exempt Fund of California
July 31, 2016
Because the electronic format for filing Form N-SAR does not provide adequate space for responding to
Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2,
complete answers are as follows:
Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period
Share Class	Total Income Dividends (000's omitted)
Class A	$47,262
Class B	$21
Class C	$1,955
Class F-1	$2,131
Class F-2	$5,335
Total	$56,704
Total	$0
Item 73 A1 and 73A2
Distributions per share for which record date passed during the period
Share Class	Dividends from Net Investment Income
Class A	$0.5641
Class B	$0.4337
Class C	$0.4226
Class F-1	$0.5414
Class F-2	$0.5867
Item 74U1 and 74U2
Number of shares outstanding
Share Class	Shares Outstanding (000's omitted)
Class A	92,102
Class B	14
Class C	5,332
Class F-1	4,544
Class F-2	11,700
Total	113,692
Total	-
Item 74V1 and 74V2
Net asset value per share (to nearest cent)
Share Class	Net Asset Value Per Share
Class A	$18.21
Class B	$18.21
Class C	$18.21
Class F-1	$18.21
Class F-2	$18.21